EXHIBIT 99.1

ABSOLUTE LIFE SOLUTIONS, INC. ANNOUNCES FINANCIAL AND OPERATING RESULTS FOR SECOND QUARTER AND CORPORATE UPDATE

NEW YORK, April 14, 2011 -- Absolute Life Solutions, Inc. (Trading Symbol: ALSO), a specialty financial services firm focused on the creation of cash liquidity for seniors as well as insurance-industry focused investors, announced the financial results for the company's second quarter of fiscal 2011 which ended February 28, 2011 and a corporate update including management changes and capital raise activity.

Highlights from the quarter include:

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Gains on investments consisting of $11.9 million of unrealized gains

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Working capital of $5.1 million at quarter end

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Assets in excess of $67 million  at quarter end

The report represents the third full quarter of operations for the company and as such there are no meaningful previous year comparable results.

For the six month ended February 28, 2011:

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Gains on investment were $31.4 million, comprised of $29.2 million of unrealized gains and $2.2 of realized gains

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 Additional capital raise of $30.7 million in the six months ended February 28, 2011

Commenting on the results of the quarter, Avrohom Oratz, Chief Executive Officer of Absolute Life Solutions, Inc., stated, “Our results for the quarter proceeded as we expected and we continue to execute well on our business strategy.  During the period we managed to increase our portfolio, resulting in an unrealized gain of $11.9 million. We had reported net income of approximately $4.8 million before the effect of a deemed dividend of $6,000,000 as well as payment of a preferred dividend to our preferred shareholders by the issuance of 993,921 common shares with a fair value of $2,300,000.  As a result, there was a net loss attributable to common shareholders of approximately $3.5 million. These results represent significant accomplishments for the company and its shareholders and we firmly believe that they continue to validate the soundness of our due diligence and valuation analysis platform and the ability of our management team to understand and capitalize on market opportunity. The current market for life settlements has been in a state of disarray resulting in buying opportunities. This situation is stabilizing as institutional funding sources are returning to the market. While the buying opportunities are decreasing, the cheaper money from institutions is creating a much healthier market. ”

Oratz added, “One of the highlights of our financial report is the tremendous gain our investors saw on their initial investments into the company. In order to account for this beneficial aspect of our preferred offering, we reported a ‘deemed dividend to preferred shareholders of $5,950,000, as well as payment of a preferred  dividend to our preferred shareholders with the issuance of 993,921 common shares with a fair market value of $2,300,000 in conformance with current accounting rules. These were not cash dividends.

When we issue shares of convertible preferred stock at a price that is, on an “as if converted” basis, less than the market price of the underlying shares of common stock, the difference between the value of the underlying shares of common stock and the purchase price of the convertible preferred stock is treated as a deemed preferred stock dividend.

We are proud that such investor faith is being rewarded. Our goal is continue to bring value for all investors and shareholders of our company.”

Management Changes:

The Company also announced that Moshe Oratz has resigned as President, Chief Executive Officer and Director effective April 8, 2011 to pursue other interests. Avrohom Oratz, the company’s Chief Financial Officer has been appointed President, CEO and Director, and Joshua Yifat has been appointed the new Chief Financial Officer and Treasurer effective April 15, 2011. Moshe Oratz will continue to assist management through this transitional period.

In making the announcements, the Board of Directors of Absolute Life Solutions stated, "Moshe has successfully led the Company through the early stages of the operations and established the policies and procedures that will enable Absolute Life Solutions to continue to grow.”

“It is with great pleasure and enthusiasm that I accept the position of President and CEO with the clear goal to move the company forward in executing our strategy for profitable growth”, commented Mr. Avrohom Oratz. “As we enter the next phase of our business plan, I will continue the disciplines we have already established and explore new opportunities that will create a stable platform on which to base the future growth of Absolute Life Solutions.”

The company also announced the appointment of Joshua Yifat as Chief Financial Officer and Treasurer.  Most recently, Mr. Yifat age 38, served as Vice President of the Managed Futures Group at Morgan Stanley Smith Barney, where he supervised 40 managed futures funds with assets under management in excess of $6.5 billion. Prior to Morgan Stanley Smith Barney, he spent 8 years with various major accounting firms as senior auditor within the financial services group. “We are pleased to welcome Mr. Yifat to Absolute Life Solutions. Joshua brings to us extensive financial management experience and his expertise will be invaluable to ALSO as we continue to grow our business,” said Avrohom Oratz.

“I’m excited to join the Absolute Life Solutions team,” Mr. Yifat stated. “The company has quickly established itself as an innovator and leader within the new generation of financial services providers, and I look forward to helping it manage the next stage of its growth.”

Avrohom Oratz,   President and CEO of Absolute Life Solutions, Inc., stated, “We are pleased with our continued pace of expansion through the acquisition of new policies and development of future opportunities.

Capital Raise:

The Company announced that to date it  has raised $40.5 million of a planned $60 million private placement through the issuance of preferred stock and warrants. A Form 8K dated April 11, 2011 has been filed with the Securities and Exchange Commission regarding the details of the capital raise.

About Life Settlement Transactions:

A life settlement transaction typically occurs when an individual of advanced aged no longer wishes to pay, or is unable to afford, a premium payment on their life insurance policy. When faced with the difficult choice of expending diminishing cash resources to make premium payments or simply allowing their policy to lapse, the insured senior now has the opportunity to sell the policy for an immediate cash payment.  Current life settlement transactions are allowing the individual to receive an average of eight times the surrender value for an asset that was previously illiquid and that they may have had to abandon.  More and more seniors are becoming aware of the potential of these transactions creating a growing supply of policies available for purchase by organizations such as Absolute Life Solutions, Inc.

About Absolute Life Solutions, Inc.:

Absolute Life Solutions, Inc. offers a distinctive approach that provides liquidity to seniors while creating a stable alternative asset class for investors.  By securing only high-quality policies and employing a proprietary valuation platform and best-in-class portfolio and management techniques, Absolute seeks to optimize an insurance policy's inherent value and minimize risk.  For more information about Absolute Life Solutions, Inc., please visit our website at www.absolutels.com

Forward Looking Statements

Some statements in this release may be "forward-looking statements" for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as "believe," "expect," "anticipate," "plan," "potential," "continue" or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in our public filings with the Securities and Exchange Commission.  Readers are urged to carefully review and consider the various disclosures made by us in the our reports filed with the Securities and Exchange Commission, which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. We undertake no obligation to update these forward looking statements.